CONSENT OF HAROLD Y. SPECTOR
                               INDEPENDENT AUDITOR



I consent to the use of my reports dated as follows, included herein and to the reference made to me:

1. Financial statements of Circle Group Internet, Inc. as of December 31, 1998 and 1997, dated June 30, 1999 (except for Notes 3, 4 and 8, the date is October 6, 1999).

2. Financial Statements of Hos-Pillow Corporation, as of December 31, 1998 and 1997, dated June 4, 1999.

3. Proforma Condensed Consolidated Financial Statements of Circle Group Internet, Inc. and Subsidiaries, as of December 31, 1998, dated June 30, 1999 (except for Notes 3-4 & 4 the date is October 6, 1999).

I consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of my name as it appears under the caption "Experts."



/s/ Harold Y. Spector
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Harold Y. Spector, CPA
Pasadena, California
October 19, 1999